EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-8 of our report dated March 19, 2004, except for Note 21 which is as of April 12, 2004 (which report expresses an unqualified opinion and contains a going concern disclosure), appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Amper, Politziner & Mattia PC

Edison, New Jersey
July 23, 2004